Exhibit 10.32

Pharmacy BenefitDirect

SERVICE AGREEMENT

THIS AGREEMENT by and between Innovative Companies, Inc. (formerly known as Go2Pharmacy, Inc.), a pharmacy benefits management company incorporated in Florida and located at 6950 Bryan Dairy Road, Largo, Florida 33777-1608 (“Client”), and Pharmacy Data Management (d.b.a. Pharmacy BenefitDirect, and hereafter referred to as Pharmacy BenefitDirect unless noted otherwise) with its principal place of business at 940 Windham Court, Suite 1, Boardman, Ohio 44512 and Pharmaceutical Horizons, Inc. with its principal place of business at 7100 North High Street, Suite 305, Worthington, Ohio 43085. (hereafter collectively referred to as the “Parties”) is for the purpose of setting forth the terms and conditions under which Pharmacy BenefitDirect shall provide services as an independent contractor for Client. Hereafter Pharmacy Data Management and Pharmaceutical Horizons, Inc. will be collectively referred to as Pharmacy BenefitDirect and Innovative Companies, Inc, Pharmacy Data Management and Pharmaceutical Horizons, Inc. will be collectively referred to as the “Parties”.

WHEREAS, Client has entered into an Pharmacy Benefit Management and Services Agreement, dated as of May 1, 2004 with CarePlus LLC (d/b/a CarePlus Health Plan), a limited liability company certified as a Prepaid Health Services Plan under the laws of the State of New York, with its principal place of business at 21 Penn Plaza, 360 West 31st Street, 5th Floor, New York, New York 10001. (“CarePlus”), a copy of which is annexed hereto as Exhibit E (the “CarePlus Agreement”); and the terms of which are incorporated herein by reference, and

WHEREAS, CarePlus offers a prescription drug benefit to groups of eligible participants and their eligible dependants enrolled in CarePlus’s healthcare benefit plans or self-insured healthcare plans administered by CarePlus, and

WHEREAS, Client desires to engage Pharmacy BenefitDirect as it PBM Designee under the CarePlus Agreement to provide the services for CarePlus under the CarePlus Agreement; and

WHEREAS, Pharmacy BenefitDirect is qualified to perform the services required of it in and is willing to do so upon and subject to the terms and conditions hereof:

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, Client and Pharmacy BenefitDirect hereby agree as follows:

SECTION ONE

Definitions

1.1	Definitions. Terms used, but not otherwise defined, in this Agreement shall have the same meaning as those terms in 45 CFR 160.103 and 164.501. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1.1	“Confidential Information” means, without limitation, all of the following materials and information, whether or not reduced to writing and whether or not marked as confidential or proprietary information, which either Pharmacy BenefitDirect and/or Client receives, receives access to, conceives or develops, in whole or in part, as a direct or indirect result of the disclosures:

1.1.1.1

All material disclosed in writing or otherwise connected to this Agreement, other than in materials made available to the general public, including, without limitation, information on pricing, rebates, the proposed or actual supply of pharmaceutical products, services and reimbursements, the terms and conditions of this Agreement, the terms and conditions of any agreement between Pharmacy BenefitDirect and any manufacturer participating in the Rebate

Program, and the terms and conditions of any other agreement between Pharmacy BenefitDirect and any other organization engaged by Pharmacy BenefitDirect to perform services, directly or indirectly, for Client; and

1.1.1.2	Financial and operating information or procedures, including quality assurance, utilization review, rate filings, medical research and medical and pharmaceutical outcome data.

1.1.2	“Covered Services” means services within the Managed Care Benefit Package as set forth in the agreements between the HMO and county departments of Social Services or Health, or between the HMO and the State Department of Health, or between the HMO and another government agency or department.

1.1.2	“Formulary” means a list of prescription medications that have been determined to be the most efficacious and cost-effective medications for Participants.

1.1.3	“Participant” means any person whether referred to as “Insured,” “Member,” “Subscriber,” “Beneficiary,” “Enrollee,” “Dependant” or otherwise who is eligible to receive Covered Services under a Plan.

1.1.4	“Participating Pharmacy” means a pharmacy that has agreed to provide pharmaceutical services to Participants in accordance with, and subject to, the terms and conditions of an executed agreement between the Participating Pharmacy and Pharmacy BenefitDirect or an agent of Pharmacy BenefitDirect.

1.1.5	“Plan” means a plan of health care coverage established or underwritten by CarePlus (provided that Plans may include partial coinsurance) for the benefit of its policy holders, employees, retirees, members, dependents or other eligible persons and administered in whole or in part by Client or CarePlus. “Plan” does not include any program for providing pharmacy discounts to individuals in the absence of pharmacy coverage underwritten by CarePlus (i.e., such programs are excluded from this Agreement).

1.1.6	“Privacy Rule” means the Standards for Privacy of Individually Identifiable Health Information at 45 CFR part 160 and part 164, subparts A and E.

1.1.7	“Protected Health Information” shall have the same meaning as the term “protected health information” in 45 CFR 164.501, limited to the information created or received by Pharmacy BenefitDirect from or on behalf of Client.

1.1.8	“Rebate” means any and all payments received by Pharmacy BenefitDirect from manufacturers participating in the Rebate Program that are based upon the prescription drug utilization of Participant(s).

SECTION TWO

Services

2.1

Services Provided By Pharmacy BenefitDirect. Pharmacy BenefitDirect shall provide the services described in this Agreement and in Exhibit E, the terms and provisions of which are hereby incorporated by reference, as well as in other documents which may be prepared by the parties to describe or reflect specific processes. It is understood and acknowledged by Client that Pharmacy BenefitDirect shall provide its services in accordance with standard methods, acting with the skill, care and diligence that would be used by a prudent person acting in a like capacity. It is understood and agreed by the Parties that the services to be performed by Pharmacy BenefitDirect require the exercise of judgment and that Pharmacy BenefitDirect shall not be liable for any mistake of judgment or other action taken in good faith, or from any loss unless it results from negligence or willful misconduct.

In the event Client requests non-standard or customized services, the additional cost of such services shall be paid by Client at an additional charge to be mutually agreed upon by the Parties in writing before the services are provided.

SECTION THREE

Obligations of Client

3.1	Obligations of Client. Client agrees to perform and comply with the obligations described in this Agreement as well as in other documents that may be prepared by the Parties to describe or reflect specific processes.

SECTION FOUR

Payment

4.1	Service Fees and Other Costs and Charges. Client and Pharmacy BenefitDirect agree to the terms and conditions regarding the payment of service fees and other costs and charges as set forth in the Exhibits.

SECTION FIVE

Confidentiality, Access to Records and Intellectual Property

5.1	Protection of Confidential and Proprietary Information. Client and Pharmacy BenefitDirect will treat Confidential Information as confidential and proprietary, and will safeguard its confidentiality and proprietary nature with the utmost degree of care. Except as required by legal process, Confidential Information shall not be disclosed to third Parties other than CarePlus by either party without the express written consent of the other party.

Client acknowledges that Pharmacy BenefitDirect’s methods of doing business and the documentation of those methods are proprietary to Pharmacy BenefitDirect and Client shall not use such methods or documentation except in connection with this Agreement. Neither party must protect the confidentiality of any information that is, or becomes, publicly available without breach of this Agreement.

The provisions contained in this Section Five of this Agreement shall survive the termination or expiration of this Agreement.

5.2	Audit Rights. The Parties shall maintain appropriate records relating to their responsibilities under this Agreement. Each party may have access to the records of the other party relating to the party’s performance of this Agreement, during normal business hours and upon reasonable notice. No third party (other than CarePlus) may be allowed or designated to conduct an audit without the prior written consent of the party whose records are being audited. Neither party may initiate an audit of the other party pursuant to this Agreement more than once in any rolling twelve (12) month period, nor more than eighteen (18) months after the date of the termination of this Agreement.

Only an independent third party auditor will have the right to review specific terms and conditions of contracts with the manufacturers participating in the Rebate Program for the limited purpose of verifying compliance with the terms of this Agreement. Upon request, during and after the term of this Agreement, each party shall respond to reasonable information requests from the other party resulting from audits by manufacturers participating in the Rebate Program, or resulting from audits by government agencies, within thirty (30) days of receipt of the information request. Responses to such requests for information shall be at no cost to Pharmacy BenefitDirect and such requests shall not be considered an “audit” for purposes of this Section.

5.3	Confidentiality Regarding Participants. The Parties shall maintain the confidentiality of any information relating to Participants in accordance with any applicable laws and regulations. Client acknowledges, however, that, during and after the term of this Agreement, Pharmacy BenefitDirect may use and/or transfer to third Parties drug and related medical data (which shall not be Participant-identified) for research, analysis or cost comparison purposes, upon Client’s approval, which shall not be unreasonably withheld. Client represents that there are no prohibitions on such use or transfer contained in its contracts with Customers.

5.4	Intellectual Properties. Client acknowledges that all software systems, procedures and forms used by Pharmacy BenefitDirect in providing services under this Agreement, are the exclusive and sole property of Pharmacy BenefitDirect. Client disclaims any intellectual property rights to the systems, procedures or forms developed and/or used by Pharmacy BenefitDirect.

SECTION SIX

Term and Termination

6.1	Term. The Effective Date of this Agreement shall be May 1, 2004. The initial term of this Agreement shall end three years from the Effective Date, unless earlier terminated as provided below.

6.2	Renewal. Upon expiration of the initial term or any renewal term, this Agreement shall automatically renew for an additional one (1) year term unless either party provides written notice to the other of its intention not to renew at least one hundred twenty (120) days prior to the expiration of the then-current term.

6.3	Termination.

6.3.1	In the Event of a Material Default. Any party to this Agreement may terminate this Agreement in the event of a material default by the other party. Such termination shall be effective thirty (30) days after written notice specifying the default has been given to the defaulting party, unless the default has been cured before the end of the thirty (30) day period.

6.3.2	In the Event of Insolvency or Cessation of Business. Any party to this Agreement may terminate this Agreement effective immediately upon written notice of such termination to the other party if the party ceases to be actively engaged in business or becomes insolvent, which for purposes of this subsection shall mean that the party voluntarily files, or has filed involuntarily, against it a petition under the United States Bankruptcy Code, including a petition for Chapter 11 reorganization as set forth in the United States Bankruptcy Code.

6.3.3	In the Event of a Change of Law or Regulation. The services provided and compensation arrangement under this Agreement are based on the assumption that there will be no change in any applicable law or regulation, or in the application of any such law or regulation, nor will any other event occur which has a direct or indirect impact on the enforceability of the contracts on which any of the Programs or services provided under this Agreement are based; if any such change or event should occur, any party shall have the right to terminate its participation in this Agreement on 30 days written notice, which termination shall be effective no later than the effective date of any such change in circumstances as provided above.

6.3.4	In the Event of a Change of Control of Client. In the event that Client or one or more major shareholders of Client enters into an agreement which would result in Client’s assets or a controlling interest in Client’s common stock being transferred to a third parry which is (or is affiliated with) a competitor of any party to this Agreement, Client shall immediately notify all Parties to this Agreement in writing of such agreement. Pharmacy BenefitDirect shall have the right within 30 days of receiving such notice from Client to terminate its participation in this Agreement upon 30 days further written notice to Client.

6.3.5	Termination without Cause. At any time following twelve (12) months after the Effective Date of this Agreement, any party to this Agreement may provide the other party with 90 days notice of its intent to terminate this Agreement, with or without cause, effective as of the end of the 90 day notice period or any time thereafter.

6.3.6	Pharmacy BenefitDirect shall be obligated to continue to render Services to CarePlus Enrollees in the event of the termination of this Agreement, in accordance with applicable governmental contracts and applicable laws. Courses of treatment in progress shall be continued until medically appropriate completion, or transfer to another appropriate replacement, and Pharmacy BenefitDirect shall cooperate with the notification of Enrollees as to the termination and the transfer of Enrollees to another appropriate health care professional.

Should this paragraph be evoked, Client shall continue to pay Pharmacy BenefitDirect the amounts provided under this Agreement for such services. Client and CarePlus will make best efforts to transfer the care of Enrollees to another Provider as soon as practical

6.4	Payments on Termination. Except as provided in this Agreement, in the event of expiration or termination of this Agreement by any party in accordance with the terms of this Agreement, any amounts payable under this Agreement shall remain payable to the appropriate party in accordance with the terms of this Agreement. In the event Client terminates this Agreement in a manner that breaches the terms of this Agreement, or if Pharmacy BenefitDirect terminates this Agreement pursuant to the Section entitled “Negotiation with Drug Manufacturers”, in addition to any other applicable remedies, Pharmacy BenefitDirect shall be entitled to keep 100% of any and all amounts otherwise payable to Client under the Rebate Program which have not been paid to Client as of the date of termination.

6.5	Effect of Termination.

6.5.1	Except as provided in section 6.5.2, upon termination of this Agreement, for any reason, Pharmacy BenefitDirect shall return or destroy all Protected Health Information received from Client, or created or received by Pharmacy BenefitDirect on behalf of Client. This provision shall apply to Protected Health Information that is in the possession of subcontractors or agents of Pharmacy BenefitDirect. Pharmacy BenefitDirect shall retain no copies of the Protected Health Information.

6.5.2	In the event that Pharmacy BenefitDirect determines that returning or destroying the Protected Health Information is infeasible, Pharmacy BenefitDirect shall provide to Client notification of the conditions that make return or destruction infeasible. Upon mutual agreement of the Parties that return or destruction of Protected Health Information is infeasible, Pharmacy BenefitDirect shall extend the protections of this Agreement to such Protected Health Information and limit further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as Pharmacy BenefitDirect maintain such Protected Health Information.

SECTION SEVEN

Compliance with the Health Insurance Portability and Accountability Act of 1996

7.1	Representations and Warranties. Pharmacy BenefitDirect represents and warrants that it will appropriately safeguard any disclosure of “Protected Health Information” (“PHI”) by Client to Pharmacy BenefitDirect in accordance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Failure on the part of Pharmacy BenefitDirect to appropriately safeguard PHI is a material breach of this Agreement and subject to the termination provisions specified in this Agreement.

Client represents and warrants that it has obtained, or will obtain prior to April 14, 2003, all consents and authorizations necessary for Client to disclose PHI to Pharmacy BenefitDirect. Client further represents and warrants that it is solely responsible for obtaining all such consents and disclosures and any information disclosed to Pharmacy BenefitDirect by Client will be subject to an effective and valid consent or authorization.

7.2	Obligations and Activities of Pharmacy BenefitDirect

7.2.1	Pharmacy BenefitDirect agrees to not use or further disclose Protected Health Information other than as permitted or required by this Agreement or as Required By Law.

7.2.2	Pharmacy BenefitDirect agrees to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by this Agreement.

7.2.3	Pharmacy BenefitDirect agrees to mitigate, to the extent practicable, any harmful effect that is known to Pharmacy BenefitDirect of a use or disclosure of Protected Health Information by Pharmacy BenefitDirect in violation of the requirements of this Agreement.

7.2.4	Pharmacy BenefitDirect agrees to report to Client any use or disclosure of the Protected Health Information not provided for by this Agreement.

7.2.5	Pharmacy BenefitDirect agrees to ensure that any agent, including a subcontractor, to whom it provides Protected Health Information received from, or created or received by Pharmacy BenefitDirect on behalf of Client agrees to the same restrictions and conditions that apply through this Agreement to Pharmacy BenefitDirect with respect to such information.

7.2.6	Pharmacy BenefitDirect agrees to make its internal practices, books, and records relating to the use and disclosure of Protected Health Information received from Client available to the Client, or at the request of the Client to the Secretary, in the time and manner agreed to by the Parties, for purposes of the Secretary determining Client’s compliance with the Privacy Rule.

7.2.7	Pharmacy BenefitDirect agrees to document such disclosures of Protected Health Information and information related to such disclosures as would be required for Client to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR 164.528.

7.3	Obligations of Client

7.3.1	Client shall provide Pharmacy BenefitDirect with the notice of privacy practices that Client produces in accordance with 45 CFR 164.520, as well as any changes to such notice.

7.3.2	Client shall provide Pharmacy BenefitDirect with any changes in, or revocation of, permission by Individual to use or disclose Protected Health Information, if such changes affect Pharmacy BenefitDirect’s permitted or required uses and disclosures.

7.3.3	Client shall notify Pharmacy BenefitDirect of any restriction to the use or disclosure of Protected Health Information that Client has agreed to in accordance with 45 CFR 164.522.

7.4	Permitted and Required Uses and Disclosures. Pharmacy BenefitDirect may use PHI disclosed by Client or other sources to perform services relating to the treatment of Participants, the payment for healthcare services performed for Participants, and the health care operations of Client. Pharmacy BenefitDirect will not disclose Client’s PHI to any entity other than Client or another participating Pharmacy BenefitDirect without receiving prior written consent or authorization of Client and the individual(s) to whom the PHI applies.

Except as otherwise limited in this Agreement, Pharmacy BenefitDirect may use or disclose Protected Health Information on behalf of, or to provide services to, Client for the purposes listed in this Agreement, if such use or disclosure of Protected Health Information would not violate the Privacy Rule if done by Client.

7.4.1	Except as otherwise limited in this Agreement, Pharmacy BenefitDirect may use Protected Health Information for the proper management and administration of the Pharmacy BenefitDirect or to carry out the legal responsibilities of the Pharmacy BenefitDirect.

7.4.2	Except as otherwise limited in this Agreement, Pharmacy BenefitDirect may disclose Protected Health Information for the proper management and administration of the Pharmacy BenefitDirect, provided that disclosures are required by law, or Pharmacy BenefitDirect obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as required by law or for the purpose for which it was disclosed to the person, and the person notifies the Pharmacy BenefitDirect of any instances of which it is aware in which the confidentiality of the information has been breached.

7.4.3	Except as otherwise limited in this Agreement, Pharmacy BenefitDirect may use Protected Health Information to provide Data Aggregation services to Client as permitted by 42 CFR 164.504(e)(2)(i)(B).

7.5	Permissible Requests by Client. Client shall not request Pharmacy BenefitDirect to use or disclose Protected Health Information in any manner that would not be permissible under the Privacy Rule if done by Client.

7.6	Miscellaneous

7.6.1	Regulatory References. A reference in this Agreement to a section in the Privacy Rule means the section as in effect or as amended, and for which compliance is required.

7.6.2	Amendment. The Parties agree to take such action as is necessary to amend this Agreement from time to time as is necessary for Client to comply with the requirements of the Privacy Rule and the Health Insurance Portability and Accountability Act, Public Law 104-191.

7.6.3	Survival. The respective rights and obligations of Pharmacy BenefitDirect under this Section Seven of this Agreement shall survive the termination of this Agreement.

7.6.4	Interpretation. Any ambiguity in this Agreement shall be resolved in favor of a meaning that permits Client to comply with the Privacy Rule.

SECTION EIGHT

Miscellaneous

8.1	Assignment. Unless it has first obtained the written consent of the other Parties to this Agreement, no party may assign this Agreement or any of its rights or obligations under this Agreement to any other person.

8.2	Public References. Pharmacy BenefitDirect shall have the right to make public reference to its roles and responsibilities in providing services to Client as set forth in this Agreement; provided, however, that Pharmacy BenefitDirect shall not use Client’s name or trademark for any service promotion or advertising unless first approved in writing by Client. Pharmacy BenefitDirect shall have the right to approve all written public references to and descriptions of their respective organization, including those contained in any Plan or Participant materials. Client will follow Pharmacy BenefitDirect’s reasonable instructions regarding the use of trademarks and service marks.

8.3	Impossibility of Performance. Neither Client nor Pharmacy BenefitDirect shall be deemed to be in violation of this Agreement if prevented from performing any obligation under this Agreement due to any cause beyond its reasonable control, including any act of war or natural disaster.

8.4	Entire Agreement. This Agreement, including its Exhibits and its Attachments, constitutes the complete understanding between the Parties with respect to the subject matter hereof and may not be amended except upon written agreement of the Parties. The terms of the body of this Agreement shall apply to the Exhibits and Attachments. In the event of a conflict between the terms of the body of this Agreement and any Exhibit or Attachment, the terms of the Exhibit or Attachment will control. For services rendered on or after the Effective Date, this Agreement supersedes and replaces any existing agreements related to the same subject matter between Client and Pharmacy BenefitDirect.

8.5	Disputes. In the event that any dispute relating to this Agreement arises between Pharmacy BenefitDirect and Client, either party may by written notice call a meeting regarding the dispute to be attended by executive officers of each party who shall attempt in good faith to resolve the dispute. If the dispute cannot be resolved through executive negotiation as described in the preceding sentence within thirty (30) days from the date of the initial notice, and if any party wishes to pursue the dispute, the dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date one party gave written notice of the dispute to the other party. The arbitrators shall have no power to award any punitive damages or exemplary damages or to ignore or vary the terms of this Agreement and shall be bound by controlling law.

8.6	Independent Contractors. The relationship between the Parties is solely one of independent contractors and nothing in this Agreement shall be construed or deemed to create any other relationship between the Parties, including one of employment, agency or joint venture.

8.7	Governing Law. This agreement shall be governed by and construed under the laws of the State of New York.

8.8	Regulatory Compliance. To its best knowledge, each party is currently in compliance with and shall continue throughout the term of this Agreement to comply with any laws and regulations material to its business. Each party shall be responsible for interfacing with regulatory authorities on matters relating to compliance with laws or regulations which are directly applicable to its business, including matters related to licenses necessary for each party to operate its business, though each party shall cooperate with the other in resolving any regulatory matters relating to this Agreement. Each party to this Agreement shall notify all other Parties to this Agreement upon becoming aware of any change in law or regulation applicable to Client, or CarePlus that is likely to impact the provision of services in connection with this Agreement.

Client acknowledges and agrees that Pharmacy BenefitDirect does not act as a fiduciary of a Plan for purposes of ERISA by providing any of the programs or services, or any other cost-containment function, described in this Agreement. No amounts that are to be or are transferred under the Rebate Program shall be considered plan assets. Client acknowledges and agrees that: (i) neither a Plan nor any Participant has a preferential claim against or beneficial interest in any funds paid under the Rebate Program; (ii) the funds paid under the Rebate Program do not in any way constitute security for the obligation to pay benefits under a Plan; (iii) no interest earned on funds transferred under the Rebate Program in connection with this Agreement shall belong to Client; and (iv) any communication from a Plan to Participants will be consistent with the foregoing propositions.

In the event that Client or CarePlus, the arrangement established by this Agreement, or any payments for claims for Prescription Drug Services or fees to Pharmacy BenefitDirect are subjected to any form of governmental or regulatory charges, including any premium taxes, insolvency fund fees, guarantee fund fees, licensing fees, sales taxes, or any similar charges, such charges shall be the sole responsibility of Client, and Client shall indemnify, defend and hold harmless Pharmacy BenefitDirect from the payment of any such charges.

8.9	Insurance. During the term of this Agreement, each party shall maintain professional and general liability insurance appropriate to its business.

8.10	Waiver. The waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. The failure to exercise any right hereunder shall not operate as a waiver of such right. All rights and remedies provided for herein are cumulative.

8.11	Limitation of Liability. Each Party to this Agreement will, at its own expense, correct any errors for which it is responsible whether it is due to a malfunction in a computer, operating system or program operated or controlled by a Party to this Agreement, or due to an error committed by an employee or agent of a Party to this Agreement.

Pharmacy BenefitDirect shall not be responsible for consulting services, legal services, investment services, professional accounting services, non-collection services, printing services or other professional services unless said responsibility is expressly stated and agreed to by a Party to this Agreement.

8.12	Indemnification. Each party shall be responsible for any and all claims, liabilities, damages or judgments that may arise as a result of its own negligence, intentional wrongdoing, or breach of its contractual obligations. Each party shall indemnify the other party against any claims, liabilities, damages or judgments which may be asserted against, imposed upon or incurred by the other Parties as a result of the first party’s negligence, intentional wrongdoing or breach of its contractual obligations, except to the extent it is determined that the liability was the direct consequence of negligence or willful misconduct on the part of the party seeking indemnification.

8.13	References. The headings of paragraphs and sections contained in this Agreement are for reference only, and shall not effect in any way the meaning or interpretation of this Agreement.

8.14	Notices. All notices required under this Agreement shall be given in a writing signed by the party giving notice and delivered by hand or first-class mail to the other party at its principal place of business.

8.15	Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the Parties hereto and CarePlus, and their respective successors, assigns or legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.16	Enforcement. CarePlus shall have all of the same rights and remedies accorded Client in this Agreement, including without limitation, the right to audit the books and records of Pharmacy BenefitDirect contained in Section Five and to otherwise enforce the provisions of this Agreement as though it were a party hereto.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized representative.

Innovative Companies, Inc 6950 Bryan Dairy Road Largo, Florida 33777-1608	Pharmacy Data Management 940 Windham Court, Suite 1 Boardman, Ohio 44512

/s/ Illegible	/s/ Illegible
By:	By:

Illegible	Illegible
Printed Name:	Printed Name:

President	President
Printed Title:	Printed Title:

4/19/04	4-14-04
Date:	Date:

Pharmaceutical Horizons, Inc. 7100 North High Street, Suite 305 Worthington Ohio 43085

/s/ Illegible
By:

Illegible
Printed Name:

President
Printed Title:

April 14, 2004
Date:

EXHIBIT A

FORMULARY MANAGEMENT, REBATE MANAGEMENT, DRUG UTILIZATION REVIEW,

DISEASE MANAGEMENT SERVICES

SECTION ONE - SERVICES

A.	Formulary

1.	Right to Use During Agreement. Pharmacy BenefitDirect grants Client the right to use, during the term of this Agreement, a drug formulary adopted by Client (the “Formulary”) based upon the Pharmacy BenefitDirect template formulary and incorporating changes and additions of drugs as directed by Client, and to implement the Formulary in connection with the administration of Plans. Client understands and agrees that such right is limited solely to Client’s or CarePlus’s own use of the Formulary in connection with Plans issued or administered by Client or CarePlus, including copying and distributing the Formulary to a CarePlus’s participating physicians (if applicable), Participating Pharmacies and Participants as necessary for the administration of such Plans.

Pharmacy BenefitDirect shall, at the request of Client, cover specific FDA approved drugs and incorporate these drugs into the Formulary. Changes to the Formulary initiated by Client will be implemented within 30-days of Client’s notice to Pharmacy BenefitDirect.

All additions or deletions of items subject to prior authorization shall be subject to the approval of Pharmacy BenefitDirect, and such approval shall not be unreasonably withheld, conditioned or delayed. Mutually agreed additions or deletions of items subject to prior authorization shall be implemented by Pharmacy BenefitDirect within a reasonable period of time not to exceed 30 days unless agreed otherwise.

Pharmacy BenefitDirect will provide Client with a hard copy and an electronic version of the Pharmacy BenefitDirect template formulary and will advise and provide information to Client with respect to implementing the Formulary in connection with its administration of Plans. Pharmacy BenefitDirect will inform Client of changes or updates to the Pharmacy BenefitDirect formulary template on at least a quarterly basis, and Client and/or CarePlus shall communicate any changes or updates to the Formulary to CarePlus’s participating physicians (if applicable), Participating Pharmacies and Participants.

B.	Rebate Program

1.	Rebate Arrangements with Manufacturers. Pharmacy BenefitDirect will negotiate with drug manufacturers regarding the terms of the Rebate Program and will arrange for the payment of rebates with respect to certain Prescription Drug Services utilized by Participants.

2.

Qualification for the Rebate Program. Provided that the following requirements are met with respect to CarePlus, Client shall be eligible to receive payments under the Rebate Program for certain Prescription Drug Services dispensed to, and submitted on behalf of, Participants covered by Plans for which CarePlus has adopted the Formulary when such Prescription Drug Services are dispensed by Participating Pharmacies that have on-line access to the Formulary and submit such claims electronically. The requirements for eligibility for the Rebate Program include the following: (i) Client and CarePlus shall adopt a Formulary based on the Pharmacy BenefitDirect template formulary; (ii) Client and/or CarePlus shall incorporate the Formulary (including appropriate claims edits to return messages regarding formulary compliance for individual drug products) into Client’s or CarePlus’s on-line claims adjudication system linked to Participating Pharmacies; (iii) Client, and/or CarePlus shall distribute the Formulary (or a summary of the Formulary) as revised from time to time to Participants and/or CarePlus’s participating physicians, if applicable, prior to the Program Participation Date with respect to CarePlus and each year thereafter; (iv) Client, and/or CarePlus shall conduct appropriate communication to such Parties concerning use of the Formulary, including an indication, if distributed to Participants, that the Participants should furnish the Formulary to their physicians; (v) Client, and/or CarePlus receives written confirmation from Pharmacy BenefitDirect of the acceptance of each Plan requesting qualification to participate in the Rebate Program; and (vi) Client and CarePlus shall comply with other reasonable, generally applicable requirements for participation in the Rebate Program and associated program parameters, as are communicated by Pharmacy BenefitDirect to Client from time to time (including cooperation with formulary compliance programs).

Client shall become eligible for participation in the Rebate Program as of the date it has fully complied with the above conditions (the “Program Participation Date”).

3.	Application with Respect to Certain Government Programs. No rebates shall be payable to Client for any Prescription Drug Services dispensed to any Participant for which Client, CarePlus, a pharmacy or any other person or entity seeks direct reimbursement from Medicare, Medicaid or any state health care program, as defined in Section 1128(h) of the Social Security Act. Notwithstanding the foregoing, if Client or CarePlus, has a contract with or receives a grant from a state or the federal government under which capitated or lump-sum payments are received to provide coverage for and/or arrange for the provision of health care services to Participants who are beneficiaries of Medicare, Medicaid or any state health care program, as defined in Section 1128(h) of the Social Security Act, and Pharmacy BenefitDirect is notified in writing regarding such an arrangement, rebates shall be payable for Prescription Drug Services dispensed to such Participants. Client represents that no Participants receiving Prescription Drug Services which are eligible for rebates under this Agreement are enrolled in Medicaid or other state health care programs for which Client or CarePlus are paid on a fee for service basis.

4.

Description of Rebate Program. When Participants receive prescriptions filled at Participating Pharmacies, Pharmacy BenefitDirect will capture information related to each claim through its claims processing system. On a quarterly basis, Pharmacy BenefitDirect will compile claim information and submit it to drug manufacturers participating in the Rebate Program for the purpose of obtaining rebates. Pharmacy BenefitDirect will pay Client on at least a quarterly basis in accordance with its standard allocation process, any rebate payable to Client under the Rebate Program (minus any fees retained by Pharmacy BenefitDirect in partial payment of its fees), based on the volume of each contracted pharmaceutical product dispensed to Participants through Plans issued or administered by Client or CarePlus during the period covered by the allocation. Claims data shall be processed based on the formulary status of the drugs on the date dispensed. Pharmacy BenefitDirect shall have no obligation to make payments to Client under the Rebate Program except to the extent corresponding amounts have been received from participating manufacturers and any discrepancies between amounts billed to manufacturers and amounts received have been resolved. Client acknowledges that payments shall begin approximately 180 days after the end of the first full calendar year quarter from Client’s Program Participation Date with respect to CarePlus. Any amounts not distributed in the initial allocation will be distributed in subsequent regular quarterly allocations. Pharmacy BenefitDirect shall provide Client, in connection with each allocation, a rebate report for Client’s use in accurately allocating rebates to

CarePlus, as the case may be, and for Client’s use in determining the cost of medications within a class of drugs.

Upon Client’s receipt of payments under the Rebate Program and supporting reports from Pharmacy BenefitDirect, Client shall be responsible for distributing payments it receives under the Rebate Program to CarePlus, according to the terms of its agreements with CarePlus. Client agrees to disclose to CarePlus and obtain their written agreement to the retention by Pharmacy BenefitDirect of a portion of the amount otherwise payable to Client under the Rebate Program in payment of its service fees. Neither Client nor CarePlus will commit or agree to pay any amount it receives under the Rebate Program to a party other than CarePlus without first describing the proposed arrangement in detail to Pharmacy BenefitDirect and obtaining Pharmacy BenefitDirect’s written consent. Failure to comply with the above requirements shall be considered a material breach of this Agreement by Client.

C.	Other Services. Pharmacy BenefitDirect shall perform on Client’s behalf the following services:

1.	Maintain a database of Client’s prescription drug claims for query and report production purposes;

2.	Produce for Client staff and Client’s Pharmacy and Therapeutics Committee quarterly financial and plan management trend charts and summary analysis;

3.	Attend and participate in Client’s Pharmacy and Therapeutics Committee meetings;

4.	Support Client staff with Pharmacy and Therapeutics Committee meeting preparation;

5.	Provide consultation concerning physician-prescribing reports;

6.	Produce for Client staff, upon request, group financial and plan management trend charts and summary analysis;

7.	Support Client clinical case management staff each month with patient drug use reviews as identified by Client clinical case management staff;

8.	Respond to benefit design questions from Client staff and make recommendations, where appropriate;

9.	Consult with Client regarding the development of appropriate goals and actions concerning formulary compliance;

10.	Provide Client with an annual subscription to the Pharmacy BenefitDirect J-Code Table.

11.	Such other services as shall be required pursuant to the CarePlus Agreement. Pharmacy BenefitDirect shall be notified in writing of any amendments to the Innovative contract that may require additional services, and in the event the change is unacceptable, Pharmacy BenefitDirect shall have the option to terminate and/or renegotiate the terms of this Agreement.

D.	Additional Services. In the event that Client requests Pharmacy BenefitDirect to provide services other than those described above, including special research projects, reports, Pharmacy BenefitDirect system changes to accommodate changes in Client’s or CarePlus’s pharmacy program or system, or other tasks to be specifically performed for or on behalf of Client, Client shall pay to Pharmacy BenefitDirect an additional charge to be mutually agreed upon by the Parties in writing before the services are provided.

SECTION TWO – CLIENT OBLIGATIONS

A.	Providing Claims Data to Pharmacy BenefitDirect. The Parties acknowledge and agree that Pharmacy BenefitDirect’s performance of this Agreement, and Client’s participation in the Rebate Program, is contingent upon Pharmacy BenefitDirect establishing and maintaining direct online access to data related to all prescription drug claims from Participating Pharmacies for Prescription Drug Services dispensed to Participants. In addition, Client must provide any information reasonably required by Pharmacy BenefitDirect with respect to CarePlus.

In the event that Pharmacy BenefitDirect determines on audit that claims data submitted by Participating Pharmacies was inaccurate or non-compliant or that certain claims were not rebate-eligible, Pharmacy BenefitDirect reserves the right to recover from Client amounts which were paid inappropriately under the Rebate Program and to offset such amounts against current payments under the Rebate Program.

B.	Financial Responsibility for Claims. CarePlus shall be solely financially responsible for payment of claims for Prescription Drug Services. Pharmacy BenefitDirect shall not be financially responsible in any way for payment of any claims for Prescription Drug Services.

C.	Negotiation with Drug Manufacturers. Client agrees that during the term of this Agreement Client will not negotiate or arrange or contract in any way for rebates on or the purchase of prescription drugs from any manufacturer in connection with a Plan that is participating in the Rebate Program. Client shall not be eligible for rebates with respect to Prescription Drug Services under the Rebate Program for any period during which Client or CarePlus is or was receiving rebates on such Prescription Drug Services from manufacturers under an agreement with such manufacturers or through a third party. Pharmacy BenefitDirect reserves the right to make retroactive adjustments to rebates payable to Client in accordance with the provisions of this Section. In the event Client or CarePlus negotiates or arranges directly or indirectly with a drug manufacturer for rebates on or the purchase of prescription drugs or services in violation of this Section, but without limiting Pharmacy BenefitDirect’s right to other remedies, Pharmacy BenefitDirect may immediately terminate Client’s participation in the Rebate Program and/or this Agreement and shall be entitled to keep 100% of any and all rebates otherwise payable to Client under the Rebate Program, which have not been paid to Client as of the date the participation so terminates.

D.	Participating Pharmacies. Client shall not be eligible for rebates with respect to prescriptions under the Rebate Program if Participating Pharmacies are obligated or provided a financial incentive to follow or comply with a drug formulary other than the Formulary in connection with providing services for Participants of CarePlus.

E.	Implementation of Contracts with CarePlus. Client shall be responsible for preparing and executing its agreements with CarePlus and for ensuring that such agreements contain the provisions necessary for compliance with the terms of this Agreement, including the requirements of Participating Pharmacies as described above. Pharmacy BenefitDirect shall assist Client in the preparation of terms and provisions relating to Pharmacy BenefitDirect’s formulary management services for inclusion in such agreements. Client shall require CarePlus to provide a complete and accurate disclosure to Participants regarding the existence of and disposition of rebates.

F.	Exclusivity. As of the Effective Date, and throughout the term of this Agreement, Pharmacy BenefitDirect shall be the exclusive provider of drug formulary management and/or rebate administration services to and on behalf of Client. In the event Client requests services from Pharmacy BenefitDirect that differ from those contemplated by this Agreement, the Parties agree that the terms and conditions, including fees, for such differing services shall be negotiated by the Parties.

SECTION THREE – PAYMENT

A.	Service Fees. Throughout the term of this Agreement beginning with the Effective Date, Client agrees to pay Pharmacy BenefitDirect on a “Per Transaction” basis in accordance with the schedule specified in Exhibit C. For purposes of this Section 3, Part A, the term “Transaction” means each claim captured by Client’s claims processing system excluding reversals, adjustments and invalid claims.

B.	Changes in Assumptions. The Parties agree that the fees paid to Pharmacy BenefitDirect under this Agreement are based on the following assumptions: (i) Client, and CarePlus will satisfy the requirements for participation in the Rebate Program with respect to all Participants; (ii) the composition of the Formulary will not deviate materially from Pharmacy BenefitDirect’s template formulary; (iii) not more than a mutually agreed upon number of customized Formularies (based on Pharmacy BenefitDirect’s template formulary) will be utilized under this Agreement; (iv) no event will occur during the term of this Agreement which has a direct or indirect impact on the enforceability or performance of Pharmacy BenefitDirect’s contracts with drug manufacturers relating to the Rebate Program. In the event of a change in any of these assumptions or a change in federal, state or local laws or regulations or the application of such laws or regulations during the term of this Agreement which has an impact on Pharmacy BenefitDirect’s cost in providing services, Pharmacy BenefitDirect may, by notice to Client, request an appropriate change in its fees. If the Parties cannot agree on an appropriate change to the fees within 30 days after Pharmacy BenefitDirect sends such notice, then Pharmacy BenefitDirect may terminate this Agreement by providing an additional 60 days prior written notice to Client.

C.	Claims Processing and Related Costs. Client shall be solely responsible for the following costs:

1.	Any costs associated with the adjudication, processing and payment of claims from Participating Pharmacies, non-Participating Pharmacies and Participants;

2.	Any costs associated with printing, producing, assembling and mailing communications and documents to Participating Pharmacies and participating physicians (if applicable), including, for example, agreements, administrative manuals, formularies and formulary updates, newsletters and Form 1099s;

3.	Any costs associated with printing, producing, assembling and mailing communications and documents to Participants, including, for example, newsletters, benefit brochures, formularies, Participating Pharmacy directories and identification cards;

4.	Any costs associated with the provision of additional services not generally provided to clients of a similar type, unless otherwise described herein, with such costs to be mutually agreed upon by the Parties in writing before the services are provided.

E.	Payment of Fees. In connection with each payment to Client under the Rebate Program, Pharmacy BenefitDirect will provide Client with a rebate payment summary that lists all service fees and related charges. Pharmacy BenefitDirect shall retain its/their fees as detailed in such summary from rebates otherwise payable to Client.

EXHIBIT B

PRESCRIPTION CLAIMS PROCESSING

a.

Claims Submission and Payment. Pharmacies shall transmit to Pharmacy BenefitDirect at their expense, Claims conforming to the National Council for Prescription Drug Programs (“NCPDP”) standard format. “Claims” shall refer to the vehicle for transmitting prescription claim information to Pharmacy BenefitDirect by Pharmacies. Claims shall be submitted to Pharmacy BenefitDirect on a Universal Claim from “UCF” or for EDT Claims through one of the major switching companies, currently Envoy and NDC, or Pharmacy BenefitDirect’s direct dial network.

(1)	Claims will be priced by Pharmacy BenefitDirect using as a basis for computation, the Average Wholesale Price as listed in the drug pricing service “Facts & Comparisons”. Claims will be priced using the fees agreed upon by CLIENT, including a MAC list if applicable, on the date the prescription was filled less the amount required to be paid by the Member (“Copayment”).

(2)	Within seventy-two (72) hours of the close of each bi-weekly pay cycle, currently Midnight of every other Sunday, Pharmacy BenefitDirect shall submit invoices to CLIENT itemizing the reimbursement payment required for all Claims submitted and approved for payment during that cycle.

(3)	Pharmacy BenefitDirect is to serve as cash manager for CLIENT. Pharmacy BenefitDirect shall pay on behalf of CLIENT all Claims received from participating Pharmacies and all direct submittal claims which are entitled to payment pursuant to the terms of each CLIENT plan. Valid Claims will be paid on a bi-weekly schedule, assuming receipt of funds by scheduled date. Should client fail to deliver funds by the scheduled date, payment will be delayed until the following bi-weekly cycle. Pharmacy BenefitDirect shall be under no obligation to release such payment until required funds have been received from CLIENT.

(4)	Prescriptions filled by Pharmacies but not picked up by Members within thirty (30) days shall qualify for a credit or rebate.

b.	Standard Management Reports. Based upon Claims submitted by and paid to Pharmacies, Pharmacy BenefitDirect shall prepare and deliver to CLIENT at no additional charge to CLIENT, one set of reports as selected by CLIENT from the “Management Reports” listed in Exhibit A. The Parties shall agree on the media (e.g., magnetic tape, electronic data interchange, etc.) on which such reports will be contained.

c.	Drug Benefit Cost Report. Upon request of CLIENT and at no cost to CLIENT, Pharmacy BenefitDirect will provide a written report analyzing the various drug benefit cost and utilization aspects of CLIENT’s Drug Riders and prescription benefit plan(s). Additionally, Pharmacy BenefitDirect will provide information and suggestions on alternative drug benefit designs.

d.	Drug Utilization Evaluations. Upon request of CLIENT, Pharmacy BenefitDirect will provide a retrospective Drug Utilization Evaluation “DUE” service identifying various prescribing practices and therapeutic alternatives. DUE services are conducted on a quarterly basis and will be priced upon request.

e.	Grievance Procedure. Pharmacy BenefitDirect shall cooperate with CLIENT in CLIENT’s grievance procedures for providers and Members. CLIENT acknowledges and agrees that it shall reimburse Pharmacy BenefitDirect for any reasonable expenses incurred by Pharmacy BenefitDirect in assisting CLIENT with any such grievance.

f.	Maximum Allowable Charge (MAC) List. Pharmacy BenefitDirect shall implement and maintain the Health Care Financing Administration (HCFA) MAC list.

g.	On-Line Adjudication. Pharmacy BenefitDirect shall accept and adjudicate on-line point of service Claims from Pharmacies via major switching companies, to include at least Envoy and NDC, or Pharmacy BenefitDirect’s own direct dial network.

h.	Medicaid Formulary. Pharmacy BenefitDirect shall participate in the Medicaid Drug formulary and apply both rates and drugs upon request of CLIENT to an applicable benefit package for select Members.

2.	TO BE PERFORMED BY CLIENT:

a.	Membership Lists. CLIENT will provide to Pharmacy BenefitDirect a list of Members no less often than once monthly in mutually agreed upon format. The Parties shall agree on the media (e.g., magnetic tape, electronic data interchange, etc.) on which such membership lists will be contained.

Should CLIENT not provide eligibility to Pharmacy BenefitDirect in a timely manner, Claims for the current period will be processed by Pharmacy BenefitDirect using the most recent eligibility received from CLIENT, and CLIENT shall be responsible for payment of such Claims.

b.	Drug Riders. CLIENT will deliver to Pharmacy BenefitDirect a summary of CLIENT’s prescription benefit plan(s) (“Drug Riders”) prior to the Effective Date of this Agreement and from time to time as new Drug Riders are marketed by CLIENT. Drug Riders shall contain or CLIENT shall provide separately all elements required by Pharmacy BenefitDirect to communicate the details of the Drug Riders to Pharmacies and to verify and pay Claims on behalf of CLIENT as submitted by Pharmacies. After the effective date, CLIENT agrees to make any additional Drug Riders or changes in Drug Riders available to Pharmacy BenefitDirect not less than thirty (30) days prior to the effective date of the Drug Riders.

c.	Pharmacy Information. CLIENT shall deliver to Pharmacy BenefitDirect, information pertaining to Pharmacies which may include the pharmacy name and address, NABP number, negotiated rates for pricing Claims from Pharmacies and the terms of payment of Claims to Pharmacies.

d.	Member Identification Cards. CLIENT will issue identification cards to Members which will contain sufficient information for Pharmacies to identify Members and verify eligibility on-line.

e.	Descriptive Information. CLIENT is responsible for the production and distribution to Members of all information necessary to properly explain the CLIENT prescription drug benefit plan.

f.	Financial Responsibility. CLIENT is responsible to pay all eligible prescription Claims pursuant to the design of the Drug Rider and the terms of this Agreement and will provide funds to Pharmacy BenefitDirect to administer the reimbursement due for each Pharmacy’s Claims.

g.	Transfer of Funds. CLIENT shall provide for transfer of funds necessary to cover payment of all Pharmacy Claims processed and approved for payment. The Parties shall jointly arrange, in a manner consistent with CLIENT’s present banking procedures, the manner of transfer of such funds and appropriate financial safeguards.

h.	On-Line Updates. CLIENT shall be responsible (upon completion of training and implementation of appropriate communication capability) for on-line interactive-membership updates, paneled physician maintenance, pharmacy provider maintenance, Direct Member Reimbursements (DMR’s), prescription over-ride maintenance, prescription exception maintenance and drug formulary maintenance.

i.	Parameter Validation. CLIENT is responsible for validating (upon completion of training and implementation of appropriate communication capability) the appropriateness and accuracy of the plan benefit designs as they exist in the Pharmacy BenefitDirect’S on-line environment. These shall include co-pay, benefit limits, MAC tables, etc.

3.	Pharmacy BenefitDirect FEES:

a.	Administration Fees. Pharmacy BenefitDirect shall bill and CLIENT shall pay the administration fees listed in Exhibit C. There shall be no charge for rejected Claims submitted by Pharmacies. CLIENT shall pay Pharmacy BenefitDirect its administrative fees within fifteen (15) days of receipt of billing. At CLIENT’S request, Pharmacy BenefitDirect will provide additional services, as described in Exhibit C at an additional charge to be agreed upon by the Parties.

Charges for special services not enumerated herein or in Exhibit C shall be as agreed upon by the Parties.

b.	Fee Increases. The fees listed in Exhibit C shall be effective throughout the Initial Term of this Agreement.

4.	RECORDS:

a.	Claims Records. Pharmacy BenefitDirect shall maintain, in the original form, or on electronic media, Claims received from Pharmacies and adequate records to verify payment to Pharmacies, and shall make information obtained from said claims and other records available to Client upon request.

Exhibit B-l (By Reference)

Pharmacy BenefitDirect

Management Reports

CLAIMS ITEMIZATION REPORT (biweekly) – prescription claims activity for each member during each two-week billing period.

UNAUTHORIZED UTILIZATION REPORT (biweekly) – rejected claims and reason for rejection for each two-week billing period.

CLAIMS SUMMARY REPORT (monthly) – cardholder claims activity for the current report period providing breakdown by cardholder, spouse, dependents and total.

PROVIDER UTILIZATION REPORT (quarterly) – drug utilization and related cost data for the previous three-month cycle sorted by therapeutic class.

CLAIMS COST ANALYSIS (monthly) – the single most important report in the system providing detailed cost and utilization data to assist in fiscal management. It provides monthly comparisons of relational data and rolling averages for a six-month time period.

REJECTED CLAIMS REPORT (monthly) – rejected claims activity — reasons for, how many and how much – for the current report period.

INCURRED CLAIMS REPORT (monthly) – monthly record of history and current claims activity that, by extrapolation of data, can provide for projection of incurred liabilities.

GENERIC UTILIZATION REPORT (monthly) – a cumulative record, by month and year, of generic utilization showing extent of generic substitution, cost savings, and unrealized potential.

PHYSICIAN UTILIZATION REPORT (monthly) – physician activity for the current report period detailing number of prescriptions, total cost, average prescription cost, and generic prescribing data.

MANUFACTURER REBATE REPORT (quarterly, on demand) – summary of drug purchases for the previous quarter, by therapeutic class and manufacturer, to be used in claiming manufacturer rebates.

CARDHOLDER UTILIZATION REVIEW (monthly, on demand) – part of a three-part series to aid in identifying potential cardholder abuse. This report details circumstances of purchases that tend to be indicative of abuse – multiple pharmacies, multiple physicians, excessive use of drugs of abuse, etc.

CARDHOLDER UTILIZATION SUMMARY (monthly, on demand) – the second report in the cardholder abuse series. Through the use of weighted point scales, this report analyzes the information from the first report to more specifically identify potentially abusive cardholders.

CARDHOLDER AUDIT REPORT (monthly, on demand) – the last report in the cardholder audit series which details drug purchases of plan subscribers who exceed a pre-determined abusive point total. This report provides supporting data for case review.

CARDHOLDER DRUG PROFILE (quarterly, on demand) –a graphic presentation of cardholder drug usage that can help spot both abuse and non-compliance.

PHARMACY UTILIZATION REVIEW (quarterly, on demand) – summarizes claims activity for the indicated report period for each provider, with special emphasis on generic substitution. This report helps identify providers which show significant deviations from norms.

PHARMACY AUDIT REPORT (on demand) – a random, detailed claims report for a specific pharmacy. This report provides a rapid audit review of a potential/suspected problem provider.

PHYSICIAN UTILIZATION REVIEW (quarterly, on demand) – summarizes individual physician prescribing activity for the indicated report period with further breakdown by therapeutic class and drugs dispensed within each class.

CARDHOLDER/PHYSICIAN PROFILE (on demand) – details relationship between individual cardholder and prescribing physicians showing history of activity and drugs dispensed by their therapeutic classes for any requested time period.

EXHIBIT C

ADMINISTRATIVE SERVICES FEES

Pharmacy Administrative Services	Services Available

	Pricing Per Paid Claim

	Estimated Monthly Claims Volume

	Less Than 6,500	6,500 to 12,499	12,500 to 24,999	25,000 to 75,000	75,000 to 149,999	150,000 up
I. Administration*
Base Claims Processing	$.30	$.27	$.25	$.19	$.19	$.16
Pharmacy Help Desk	$.04	$.04	$.03	$.03	$.02	$.02
Member Help Desk	Services to be assumed by CarePlus Health Plan
DUR	$.04	$.04	$.03	$.03	$.03	$.03
Data Management Formulary Fee	$.04	$.04	$.02	$.02	$.01	$.01
Online Clearinghouse Fee	assumed to be built into the network contract and paid by the pharmacy provider
Total Admin	$.42	$.39	$.33	$.27	$.25	$.22
II. Cash Management	$.80 per check cut
III. Rebates/ Formulary/ Consulting/ Analysis
Standard Formulary**	$.09	$.09	$.09	$.09	$.08	$.07
Custom Formulary***	$.18	$.18	$.17	$.17	$.16	$.16

Pharmacy Administrative Services	Selected Services for CarePlus

	Pricing Per Paid Claim

	Estimated Monthly Claims Volume

	Less Than 6,500	6,500 to 12,499	12,500 to 24,999	25,000 to 75,000	75,000 to 149,999	150,000 up
I. Administration*
Base Claims Processing	$.30	$.27	$.25	$.19	$.19	$.16
Pharmacy Help Desk	$.04	$.04	$.03	$.03	$.02	$.02
DUR	$.04	$.04	$.03	$.03	$.03	$.03
Data Management Formulary Fee	$.04	$.04	$.02	$.02	$.01	$.01
Online Clearinghouse Fee	assumed to be built into the network contract and paid by the pharmacy provider
Total Admin	$.42	$.39	$.33	$.27	$.25	$.22
II. Cash Management	$.80 per check cut
III. Rebates/ Formulary/ Consulting/ Analysis
Standard Formulary**	$.09	$.09	$.09	$.09	$.08	$.07
Total CarePlus Fee Per Claim	$0.51	$.48	$.42	$.36	$.33	$.29

*	A minimum $1,000 monthly fee applies if actual costs are under this monthly minimum

*	Add admin fee when deductible maximum benefit design administration is required depending on monthly paid claims ($.06 less than 12,500, $.05 for 12,500 to 24,999, $.04 for 25,000 to 75,000 and $.02 for greater than 75,000) Not applicable to CarePlus lines of business.

*	Administrative fees can be unbundled to meet the client’s capabilities

*	These admin services include a full range of administrative functions:

•	Services Included in base processing fee include:

•	Online adjudication / Custom Reporting /Manual adjustments to claim /Universal paper claims entered / Ad hoc report request (unless excessive man hours required) / VPN connectivity

•	Processing of all claims associated with the program;

•	Aggregation and warehousing of the data for DUR and reporting purposes;

•	Transferring data to client for integration with medical data,

•	DUR online edits through First DataBank software (drug interactions, duplicate therapy, dose checks, drug to disease monitoring)

•	Standard and routine reporting of all claims based upon your needs;

•	Data formatted to comply with standard requirements for rebating purposes;

•	Remote access on location at client to the PDM data warehouse;

•	Pharmacy and member customer service support through PDM.

**	Services included in the Standard Formulary fee include:

•	Selection of standard formulary from 3 standard options

•	Rebate administration and manufacturer invoicing

•	Quarterly high utilizer utilization review and communication with attending physician (5 patients per quarter)

•	Annual benefit analysis

•	Ad hoc requests and analysis

•	Routine industry monitoring on emerging trends (general and product specific) with recommendations

***	Services included in the Custom Formulary fee include:

•	Custom Formulary program development for CarePlus HealthPlan

•	Set-up of unique formulary on the system

•	Formulary reconciliation

•	Special contracting arrangements with pharmacy manufacturers

•	Rebate administration and manufacturer invoicing

•	Quarterly high utilizer utilization review and communication with attending physician (5 patients per quarter)

•	Annual benefit analysis

•	Ad hoc requests and analysis

•	Routine industry monitoring on emerging trends (general and product specific) with recommendations

EXHIBIT “E”

Pharmacy Benefit Management and Services Agreement

This Pharmacy Benefit Management and Services Agreement (the “Agreement”) is entered into as of May 1, 2004, by and between

CAREPLUS, LLC (d/b/a CarePlus Health Plan), a limited liability company certified as a Prepaid Health Services Plan under the laws of the State of New York, located at 360 West 31st Street, New York, New York 10001 (“CarePlus”), and

INNOVATIVE COMPANIES, INC. (formerly known as Go2Pharmacy, Inc.), a pharmacy benefits management company incorporated in Florida and located at 6950 Bryan Dairy Road, Largo, Florida 33777-1608 (“Innovative”).

This contract replaces in its entirety the contract between CarePlus Health Plan and Go2 Pharmacy.com (a Delaware Corporation), dated March 23, 2000 and any other existing agreements between the parties with respect to the provision of pharmacy benefit management services.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto agree as follows

1. Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

1.1	“CarePlus Health Plan” shall mean a health plan sponsored by CarePlus.

1.2	“Covered Prescription Drug” shall mean any prescription drug which meets the requirements for coverage set forth in the CarePlus benefit design after applying all conditions and exclusions set forth therein, when dispensed by a participating pharmacy to an Enrollee. A Covered Prescription Drug shall include but not be limited to both legend prescription medications and over-the-counter medications appearing on the New York State list of Medicaid, the New York State Child Health Plus Program Reimbursable Drugs, or any other drugs designated by CarePlus.

1.3	“Enrollee” shall mean any person enrolled in a CarePlus Health Plan under a governmental contract or otherwise for any of the appropriate counties or political subdivisions in the State of New York.

1.4	“Governmental Contract” or “government agreements” shall mean a contract between CarePlus and any appropriate county or other political subdivision of the State of New York or Federal government, as the case may be, depending on the location of contracted Provider, under which services covered by a government program is required to be provided to enrollees in return for payments to CarePlus.

1.5	“Health Care Professional” means physicians, dentists, podiatrists, optometrists, ophthalmic dispensers, nurses, pharmacists, pharmacies, and other health care providers and facilities, engaged in the delivery of Health Care Services who are licensed and/or certified as required by applicable state and/or federal law.

1.6	“Medical Director” shall refer to CarePlus’ Medical Director.

1.7	“Participating Provider” shall mean the Health Care Professional herein who shall render or arrange by contract to render to Enrollees those Provider Services that such Health Care Professional is duly licensed and/or certified to provide, pursuant to the terms and conditions of this Agreement.

1.8	“Pharmacy Services” shall mean the Services which Innovative will be obligated to provide to Enrollees pursuant to the terms of this Agreement.

1.9	“Standard Clauses” refers to the New York State Department of Health’s standard Clauses which are required.

1.10	“Subscriber Contract” shall refer to the Medicaid Certificate of Coverage, New York State Child Health Plus Program coverage, or other individual subscriber agreement, covering a particular Enrollee.

2. Responsibilities of Innovative.

2.1	Provision of Provider Services. Innovative agrees to render Provider Services to CarePlus pursuant to the terms and conditions set forth in this Agreement, applicable governmental contract(s), CarePlus’ Provider Manual, any Payor and/or Payment Agreements, Subscriber Contracts, and all other rules, policies and protocols implemented thereunder and to comply with all applicable federal, state and local laws.

2.2	Innovative agrees to provide the following services having to do with pharmacy claims processing and payment to the CarePlus network of pharmacies. The services provided should be as follows:

(A)	Management Reporting

(i)	Monthly total claims log, including member, physician and pharmacy, demographics and actual cost paid for drugs and dispensing fees.

(ii)	Monthly claims report in format required by the State at New York MEDS system.

(iii)	Monthly utilization standard and management reports. Ad hoc reports as needed by CarePlus.

(iv)	Innovative Pharmacy Standard management report (2 copies)

(v)	The reporting described on EXHIBIT “A” hereto.

(B)	Account Management

(i)	Access to a dedicated Account Manager (can be outside consultant)

(C)	Financial Services

(i)	Payment Register Report detailing each clients claim activity

(ii)	Check payment of claims to participating pharmacies every 15 days.

2.3	Standards for Provision of Services. Innovative agrees to maintain a contractual relationship with one or more pharmacy benefit management companies specified by CarePlus (“PBM Designee”) and Innovative will comply with its obligations under such Innovative/PBM Agreement. Innovative agrees to continue to utilize the PBM Designee to provide services for CarePlus under this Agreement until such time as Careplus designates a substitute. Innovative’s agreement with the PBM Designee (the “Innovative/PBM Agreement”) will be subject to the review and approval of Careplus in all respects.

2.4	Innovative will not terminate or modify any provision contained in the Innovative/PBM Agreement unless and until CarePlus has consented to each such termination or amendment, which consent may be withheld by Careplus for any reason. If PBM Designee fails to perform any of its obligations under the Innovative/PBM Agreement, then Careplus’ remedy for such breach by PBM Designee shall be to pursue, and to require Innovative to pursue, its rights and remedies against PBM Designee under the Innovative/PBM Agreement, and Careplus will not pursue any claims against Innovative resulting from such breaches by the PBM Designee.

2.5	The Innovative/PBM Agreement shall specify that PBM Designee is responsible for services which include, but are not limited to, the following:

(A)	Pharmacy Services

(i)	Concurrent Drug Utilization Review via the PBM Designee’s on-line POS system

(ii)	Clinical Account Management

(iii)	Formulary development and management

(iv)	Additional pharmacist development of clinical Prior Authorization Criteria

(B)	System Administration

(i)	Point of service claims processing and messaging using on-line POS system

(ii)	On-line communication to pharmacies of system claims edits, claims status, applicable reimbursement amounts.

(iii)	Co-payment/Co-insurance/deductible amount eligibility verification where applicable

(iv)	Loading and maintenance of Medi-Span pharmaceutical pricing database and Maximum Allowable Cost database.

(v)	Coordination of benefits when flagged on eligibility files.

(C)	Eligibility Management Services

(i)	Quality control and loading of electronic eligibility files

(ii)	Maintenance of eligibility files

(D)	Pharmacy Network Management

(i)	Development and distribution of communication materials to participating pharmacies, if desired

(E)	Mail Order Pharmacy Service

(i)	Handling and Postage expense of mail service prescriptions

(ii)	Mail order drag information monograph provided with each new prescription.

(F)	Enrollee Service Help Desk Pharmacy and Member Calls

(i)	Toll-free access to Enrollee Service Help Desk and Pharmacy Relations Representative

(ii)	Enrollee Service Representatives response to inquiries concerning plan eligibility, plan guidelines, deductible, maximum benefit status, required copayment levels (when applies), location of participating pharmacies, instructions for completing paper-claims and network pharmacy questions.

(G)	Electronic Claims Audit

2.6

Qualifications. Innovative’s Agreement with the PBM Designee will require the PBM Designee to assure that each of PBM Designee’s professional employees who shall render Provider Services pursuant to this Agreement shall: (a) hold current and unrestricted medical, osteopathic, dental or other applicable professional licenses or certifications from, or licenses or certifications recognized by, the licensing authorities of the State of New York; and (b) meet such other credentialing requirements and conditions as CarePlus may from time to time establish; and that any of PBM Designee’s non-physician employees who may be involved in providing patient care to CarePlus enrollees are appropriately licensed pursuant to New York State law. During the term of this Agreement, Innovative agrees to notify CarePlus immediately, but in any event within ten (10) days, upon (i) any action which results in suspension or limitation of PBM Designee’s or its professional employees’, license or certification to practice his or her profession, (ii) any action which results in restriction, limitation, suspension or termination of PBM Designee’s privileges, if any, at a licensed facility; (iii) any malpractice or professional liability action against PBM Designee that is adversely concluded by settlement or judgment; (iv) any action which results in the loss or restriction of a PBM Designee’s DEA permit; (v) any action against PBM Designee to exclude or suspend its participation in the Medicare and/or Medicaid programs, New York State Child Health Plus Program, or any other Payor programs: (vi) any lapse in PBM Designee’s professional liability insurance or reduction below the limits required herein; or (vii) any elimination of or significant reduction in the scope of Provider Services provided by PBM Designee. Innovative further agrees to provide CarePlus with full authority to obtain information and reports from other providers and facilities, insurance companies, and other third parties as reasonably required.

2.7	CarePlus’ Policies and Procedures. Innovative agrees to comply with CarePlus’ rules, policies and procedures that have been established or will be established and has provided to Innovative at least thirty (30) days in advance of implementation including: quality improvement/management; utilization management, including but not limited to, precertification procedures, referral process or protocols, and reporting of clinical data; member grievances; provider credentialing.

2.8	Incorporation of Governmental Contracts.

(A)	Where services are provided to Enrollees under a Medicaid, Medicare, New York State Child Health Plus Program, or other governmental agreement, Innovative agrees to be bound by the provisions contained therein as may be amended from time to time. All of the terms and conditions of such governmental agreements are incorporated herein and made a part hereof by this reference. In the event that the provisions of this agreement are inconsistent with the provisions of a governmental agreement, the provisions of the governmental agreement shall govern.

(B)	The obligations and duties performed by Innovative shall be consistent with those governmental agreement, where applicable. Nothing contained herein shall impair the rights of OMMC, HRA, LDSS, NYSDOH, or DHHS. Nothing contained in this Agreement shall create any contractual relationship between Innovative and OMMC or HRA.

(C)	Except as otherwise provided in applicable sections of this Agreement, the Medicaid Contract, and under the New York State Child Health Plus Program contracts, Innovative agrees to provide the Covered Prescription Drugs to all Enrollees in the same manner, in accordance with the same standards, and with the same priority as Enrollees of a CarePlus health plan under any other agreement.

2.9	Non-Discriminatory Access and Treatment. Innovative shall not unlawfully differentiate or discriminate in the treatment of Enrollees or in the quality of Provider Services delivered to Enrollees on the basis of race, color, creed, sex, religion, age, marital status, veteran status, national origin, disability, legally defined handicap, sexual orientation or source of payment.

2.10	Additional Compliance. Notwithstanding any other provisions in this contract, so long as the PBM Designee satisfies the conditions of section 2.6, above, Innovative remains responsible for: (a) ensuring that any service provided pursuant to this contract complies with all pertinent provisions of Federal, State, and local statutes, rules and regulations; (b) ensuring the quality of all services provided; and (c) ensuring adherence to the plan of care established for patients.

2.11	Employees to be Bound. Innovative shall ensure that each of its professional employees will be bound by the terms of this Agreement, where applicable.

2.12	Managed Care Program. CarePlus plans to participate in various types of Programs, government contracts and enter into corresponding Payor and Subscriber Agreements. Innovative agrees to participate in all of the Programs described in the Exhibits annexed hereto and made a part hereof. The terms of any Program and corresponding Payor Agreements shall be consistent with the terms of this Agreement except as identified in the applicable Exhibit. To the extent that there is a conflict between this Agreement and an Exhibit, the Exhibit shall prevail.

3. Responsibilities of CarePlus.

3.1	Administrative and Other Services. CarePlus shall provide, or arrange for the provision of administrative, management and other services necessary to operate the CarePlus Health Plans, including but not limited to: financial and claims payments services, marketing, data processing services, quality assurance and utilization review.

3.2	Medical Directors. CarePlus shall provide the services of one (1) or more Physicians, to serve as Medical Director(s) for CarePlus, as necessary for the proper administration of CarePlus and general coordination of CarePlus’ medical care delivery system. The responsibilities of the Medical Director(s) shall include: general coordination of CarePlus’ medical care delivery system including coordination with Hospital Entity’s Medical Director, appropriate professional medical staffing of CarePlus, design and review of quality assurance protocols and utilization control procedures for CarePlus, and implementation of quality assurance and utilization management programs and continuing education requirements as may be required for Innovative.

3.3	Generic Drugs. If Innovative manufactures and sells generic drugs that are adequately distributed in the geographical area serviced by Careplus (as reasonably determined by Careplus), and such drugs are regularly stocked by Careplus’ retail pharmacy network without the need for special ordering such drugs (as reasonably determined by Careplus), and such drugs are qualified as “Tier I generics” and are priced competitively with other similar Tier I generic drugs of an equal quality, then during the term of this Agreement, Careplus will designate such generic drugs in the preferred drug category in Careplus’ pharmaceutical formulary.

4. Financial Relationship.

4.1	Billing/Payment. Innovative’s billing to CarePlus shall be determined in accordance with and as set forth below:

(A)	Prescription Reimbursement For each prescription dispensed by a CarePlus Participating Pharmacy to an Enrollee in the CarePlus Child Health Plus Program or Family Health Plus Program, CarePlus agrees to pay Innovative, the reimbursement rate CarePlus has negotiated with the CarePlus participating pharmacies from time to time.

(B)	Administrative Fees. Careplus will pay Innovative an amount (the “Administrative Fee”) equal to the charges for services described on Exhibit B that is attached hereto to the extent that Innovative is providing such services to CarePlus at CarePlus’ request; provided that if the fees for administrative services payable by Innovative to the Designated PBM under the Innovative/PBM Agreement for any services provided to CarePlus are modified at any time, then the comparable fees set forth on Exhibit B hereto shall be automatically revised to an amount equal to 104% of the fee for such services that is charged to Innovative by the Designated PBM pursuant to the Innovative/PBM Agreement as so revised.

4.2	All discounts on ingredient cost or dispensing fee beyond the CarePlus negotiated rate shall be passed on directly to CarePlus in their entirety by Innovative.

4.3	Certain drugs that become available on the market from time to time will be priced separately from, and thus not subject to the reduced contracted reimbursement rate, due to, among other things, specialized manufacturer processes, limited availability or extraordinary shipping requirements. Such drugs presently include biotechnology drugs, such as Betaseron and Avonex, and compounds. Innovative shall provide CarePlus with a list of such drugs and their corresponding reimbursement rates (which are generally no less than full AWP) upon request. Participating pharmacies may dispense these drugs to Enrollee’s unless the plan design of such Enrollee’s CarePlus Health Plan would otherwise exclude these drugs or CarePlus notifies Innovative in writing of its objections.

4.4	CarePlus hereby agrees to the following: All payments made by CarePlus to Innovative shall include all applicable fees, including, but not limited to ingredient cost and dispensing fee.

4.5

Innovative shall bill CarePlus twice each month. The first billing period shall represent the period of the First through the Fourteenth of the month and shall represent all claims batched for the period of the first two weeks of the month. The second billing period shall represent the period of the Fourteenth through the end of the calendar month, as well as for the appropriate Administrative Fees associated with that month. At the end of each month, Innovative will remit an invoice via overnight mail to CarePlus for the billing period for pharmacy claims and the total Administrative Fee for that month.

(A)	Innovative shall remit a check to the CarePlus network pharmacies on the Fifteenth of each month for claims batched from the First through the Fourteenth of the month. Innovative shall remit a check to the CarePlus network pharmacies on the First of each month for claims batched from the Fifteenth through the End of the Month. If a payment day falls on a weekend or a holiday, Innovative shall remit payment on the next business day.

(B)	Innovative shall attach all check registers being billed for with the invoices which it remits to CarePlus.

4.6	At the end of each month, CarePlus will remit payment to Innovative by overnight mail for the next business day for all payments covered under the two billing periods for pharmacy claims, and for the Administrative Fee for that month.

4.7	Pharmaceutical Manufacturer Rebates. CarePlus shall be entitled to receive and retain 100% of all rebates and other payments received by the Designated PBM or Innovative in connection with the Innovative/PBM Agreement and the services provided by the Designated PBM to and for the benefit of Careplus and its Enrollees. Within five (5) business days after receiving the same, Innovative will send CarePlus all rebates and other payments received by it from the Designated PBM or otherwise in connection with this Agreement.

5. Records and Report.

5.1	Innovative shall maintain records relating to the provision of Pharmacy Services to Enrollees, in such form and containing such information as, required by CarePlus and applicable New York law.

5.2	The parties agree that all Enrollees’ medical records shall be treated as confidential so as to comply with all federal and state laws regarding the confidentiality of patient records. Consent for disclosure of medical records from Enrollees is obtained by CarePlus upon enrollment.

5.3	Innovative shall provide such financial and administrative information to CarePlus as may be necessary for compliance by CarePlus with federal or New York law, as well as for administration and management of CarePlus.

6. Use of Names; Public Announcements.

6.1	Innovative agrees that CarePlus may use Innovative’s name, address, telephone number, a description of facilities, a description of services rendered by Innovative and a description of specialty services, as appropriate and necessary in all advertising and marketing of CarePlus including the CarePlus roster of Participating Physicians, provided that such advertising shall be done in accordance with federal and state laws and regulations. Innovative agrees to use the name of “CarePlus Health Plan” only to denote Innovative’s participation in certain of CarePlus’ health plans and otherwise only with the prior written consent of CarePlus.

6.2	Innovative agrees to cooperate with CarePlus as may be necessary to enable CarePlus to obtain accreditation from the National Committee for Quality Assurance or any similar organization.

6.3	Careplus will allow Innovative to refer to its relationship with Careplus in connection with Innovative’s efforts to market its services to third parties. CarePlus will give Innovative reasonable assistance in connection with Innovative’s marketing efforts for its PBM services, provided that CarePlus will not be obligated to send any money or require its employees to travel in connection with providing such assistance.

6.4	The parties agree that Innovative will not issue a press release upon or in connection with the execution and delivery of this Agreement. The Parties agree that neither will make, issue or release a public announcement, press release, public statement or public acknowledgment of the existence of, or reveal publicly the terms or conditions of this Agreement, without the prior written consent of the other Party as to the content and time of release of such statement or announcement. If either Party becomes required by law or applicable stock exchange rule or policy to make or release such a statement or announcement, such Party shall provide the other with not less than two business days notice of such proposed statement or announcement together with a copy of the proposed announcement. If the Parties are not able to agree upon the content and timing of such statement or announcement, they shall present the matter for immediate arbitration to Peter J. Grilli of Tampa, Florida, or, if Mr. Grilli is not available, to James R. Bettsof Tampa, Florida, whose decision as to the content and timing of such statement or announcement shall be binding upon the Parties. The parties further agree that the failure of either party to strictly comply with the provisions of this Section 6.4 will constitute a material breach of this Agreement giving the other party the right, without any prior notice, to immediately terminate this Agreement for Cause and to pursue any and all remedies that may be available to it under this Agreement or at law or in equity.

7. Insurance.

7.1	CarePlus Insurance. CarePlus, at its sole cost and expense, shall maintain policies of comprehensive general liability insurance, including professional liability and other insurance of the types and in amounts customarily carried by PHSPs, and upon licensing, HMO’s, with respect to their operations. Such policies shall be for not less than $1 million per occurrence and $3 million in the aggregate for personal injuries, and not less than $500,000 property damage, and shall provide for thirty (30) day cancellation notification to Innovative. CarePlus shall, upon request, provide Innovative with certificates with respect to said policies and any renewals or replacements thereof and shall arrange with its insurance carrier(s) to notify Innovative if any change in the status of such coverages occurs.

7.2	Innovative Insurance. Innovative, at its sole cost and expense, shall maintain policies of comprehensive professional liability insurance and other insurance of the types customarily carried by pharmacy benefit management companies which are similarly situated. Such policies shall be for not less than $1 million per occurrence and $3 million in the aggregate for personal injuries, and for $500,000 for property damage, and shall provide for thirty (30) day cancellation notification to CarePlus and shall be effective on or before the Effective Date. Such policies shall provide coverage for claims which are incurred during the term of this Agreement but which are asserted after termination of this Agreement. Innovative shall upon request, provide CarePlus with certificates with respect to said policies and any renewals or replacements thereof and shall arrange with its insurance carrier(s) to notify CarePlus if any change in the status of such coverages occurs. Innovative shall require that its professional employees be covered by professional liability insurance and other insurance as shall be necessary, as well.

7.3	Hold Harmless.

(A)	CarePlus agrees to indemnify and hold Innovative, its officers, directors, employees, and agents free and harmless against any and all claims (cost and expenses) which may arise out of and/or be incurred in connection with any negligence or otherwise arising as a result of any action or inaction caused by CarePlus or any its personnel, in the performance or omission of any act or responsibility assumed or deemed to have been assumed by CarePlus pursuant to this Agreement.

(B)	Innovative agrees to indemnify and hold CarePlus, its officers, directors, employees, and agents free and harmless against any and all claims (cost and expenses) which may arise out of and/or be incurred in connection with any malpractice or negligence or otherwise arising as a result of any action or inaction caused by Innovative, his/her employees, and agents, in the performance or omission of any act or responsibility assumed or deemed to have been assumed by Innovative pursuant to this Agreement.

8. Term and Termination.

8.1	Term of Agreement. This Agreement shall commence (the “Effective Date”) one (1) business day after Careplus notifies Innovative that Careplus has obtained the necessary governmental approvals for the change in PBM providers, and all prior agreements between Careplus and Innovative or any of its predecessors shall terminate on the Effective Date. Subject to earlier termination as provided in Section 8.2 below, this Agreement shall continue in effect for a period of six (6) years from the Effective Date.

8.2	Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated as follows:

(A)	Termination Without Cause. Either party hereto may terminate this Agreement at any time without cause upon the provision of ninety (90) days written notice to the other party, but this Agreement may be terminated without cause only for the reason set forth in subsection 8.3(E), below.

(B)	Termination for Cause. This Agreement may be terminated for cause only on the following grounds:

(i)	CarePlus shall have the right to terminate this Agreement immediately upon notice if Innovative (1) ceases to be duly licensed (if applicable) under applicable New York law; (2) fails to maintain the insurance coverages required by either Section 7.1 or 7.2 above, or; (3) is terminated or suspended from the Medicare, Medicaid or New York State Child Health Plus Program.

(ii)	CarePlus shall have the right to terminate this Agreement immediately upon receiving notice that Innovative has failed to pay approved pharmacy claims or administrative fees when due as defined in Section 4.5 or in the Innovative/PBM Agreement.

(iii)	CarePlus shall have the right to terminate this Agreement if Innovative breaches any of its obligations under this Agreement or the Innovative/PBM Agreement (other than the breaches described in Section 8.2(B)(ii), above), and such breach continues uncured for more than ninety (90) days after Careplus sends written notice of such breach to Innovative.

(iv)	Innovative shall have the right to terminate this Agreement if CarePlus breaches any of its obligations under this Agreement, and such breach continues uncured for more than ninety (90) days after Innovative sends written notice of such breach to CarePlus.

(v)

Either party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other party in the event that the other party applies for or consents to the appointment of a liquidator of itself or of all or a substantial part of its assets, or if a judgment or decree shall be entered by a Court of competent jurisdiction on the application of a creditor, adjudicating said other party a bankrupt or insolvent or approving a petition seeking reorganization of said other party or of all or a substantial part of its assets and that Judgment or decree continues unstayed and in effect for any period of thirty (30) days.

8.3	Effect of Termination. As of the effective date of termination of this Agreement in accordance with this Section 8, this Agreement shall be considered to be of no further force or effect whatsoever, and each of the parties shall be relieved and discharged from its respective rights and obligations hereunder, except as otherwise specifically provided herein and except that:

(A)	The parties’ rights and obligations under Sections 4, 5, 7 and 8 of this Agreement shall not be extinguished but shall continue in effect for the time periods stated therein;

(B)	Either party’s rights to receive its respective payments for claims for Provider Services (under Section 4) prior to termination of this Agreement shall continue in effect;

(C)	Innovative shall not be released from its obligation not to seek any payment from Enrollees, their family members or persons acting on their behalf, for Provider Services provided prior to termination of this Agreement; and

(D)	Innovative shall be obligated to continue to render Provider Services to Enrollees in the event of the termination of this Agreement, in accordance with applicable governmental contracts and applicable laws. Courses of treatment in progress shall be continued until medically appropriate completion, discharge or transfer to another appropriate health care professional, and Innovative shall cooperate with the notification of Enrollees as to the termination and the transfer of Enrollees to another appropriate health care professional.

(E)

CarePlus may terminate this Agreement without cause if it determines that it can improve terms and pricing by entry into a bona fide, arms length and binding pharmacy benefit management agreement with an unrelated third party to replace this Agreement. If Careplus terminates this Agreement without cause, it will give Innovative the right to match the terms and pricing of the pharmacy benefit management agreement that it proposes to enter into to replace this Agreement (“Proposed Agreement”), in which event Innovative will have twenty (20) days after receiving a detailed summary of the terms, pricing and other material provisions of the Proposed Agreement to commit to provide the same services for the same pricing; provided, nevertheless, that if Innovative agrees to provide all of the services and to match all of the terms of the Proposed Agreement then the new agreement between Careplus and Innovative will provide that in addition to all fees payable under the Proposed Agreement, Careplus will also pay to Innovative an administrative services fee equal to 4% of the amount payable under the Proposed Agreement for administrative services (exclusive of rebates and drug costs) provided by Innovative, and the Proposed Agreement will be exclusive to Innovative.

9. Effect of Interruption. In the event the provision of Provider Services to Enrollees are interrupted or substantially disrupted due to causes beyond Innovative’s control, including but not limited to major disaster, the complete or substantial destruction of a Participating Provider’s or Innovative’s facilities, acts of God or actions by any governmental authority, war, fire, earthquake, tornado, freight embargoes, flood, epidemic, quarantine restrictions, labor disturbances (including slow-downs, strikes and lock-outs), or any other similar causes, Innovative shall use its best efforts to arrange, with the approval of CarePlus, and through whatever alternative means as are necessary, for the provision of any such interrupted or disrupted Provider Services; provided, however, that nothing contained herein shall be construed to limit or reduce the obligation of Innovative not to seek payments from Enrollees for Provider Services provided to such Enrollees.

10. Compliance. Notwithstanding any other provision of this Agreement, the parties shall comply with all applicable federal and state laws and regulations including the provisions of such Chapter 705 of the laws of 1996, and all amendments thereto.

11. Miscellaneous.

11.1	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given when delivered, if delivered in person; or four (4) days after being mailed by regular or certified or registered mail, postage prepaid, return receipt requested; or the next business day if sent by nationally recognized overnight courier; to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

To CarePlus at:	360 West 31st Street New York, New York 10001 Attention: Executive Director

To Innovative at:	6950 Bryan Dairy Road Largo, FL 33777-1608 Attention Carol Dore-Falcone

11.2

Assignability and Parties in Interest. This Agreement and the rights and obligations hereunder may only be assigned, delegated or otherwise transferred by either party with the prior written consent of the other as long as such assignee assumes all of the

Assignor’s obligations under this Agreement in writing delivered to the other party to this Agreement. Such consent can be withheld only for good cause. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.3	Relationship of the Parties. None of the provisions of this Agreement are intended to create, and none shall be deemed or construed to create, any relationship between CarePlus and Innovative other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of the Agreement. Neither the parties hereto nor any of their respective employees shall be construed under this Agreement to be the partner, joint venturer, agent, employer or representative of the other. The parties further agree that, with respect to the provisions of this Agreement concerning payment by CarePlus to or on behalf of Innovative for Provider Services:

(A)	By this Agreement and the transaction that it embodies, they do not intend to or consent to establish, and they have not established between them, any trustee-beneficiary relationship, or any principal-agent relationship, or any fiduciary relationship; and

(B)	The parties stand solely in the relationship of independent contracting parties and of a debtor and a creditor to the extent money may be owed by one to the other.

11.4	Exclusivity. No person shall have any rights under this Agreement, unless such person is a party hereto. Additionally, this Agreement is not a third-party beneficiary contract and shall not create any rights of CarePlus Enrollees or any other third party with respect to CarePlus.

11.5	Cooperation. Each of the parties hereto agrees to cooperate with the other to carry out the purpose and intent of this Agreement, including without limitation, the execution and delivery to the appropriate party of any further agreements and other documents and the taking of any actions as may reasonably be required to effectuate the terms hereof.

11.6

Federal Lobbying. CarePlus and Innovative, respectively, agree, pursuant to 31 U.S.C. Section 1352 and 45 CFR Part 93, that no federal appropriated funds have been paid or will be paid to any person by or on behalf of CarePlus or Innovative, respectively, for the purpose of influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement. CarePlus or Innovative, respectively, agree to complete and submit the “Certification Regarding Lobbying” if this Agreement exceeds $100,000.

If any funds other than federal appropriated funds have been paid or will be paid to any person for the purpose of influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement, and the Agreement exceeds $100,000, CarePIus or Innovative, respectively, shall complete and submit Standard Form-LLL “Disclosure Form to Report Lobbying,” in accordance with its instructions.

11.7	Captions and Construction. The captions used herein as headings of the various paragraphs hereof are for convenience only and are not to be construed to be part of this Agreement or to be used in determining or construing the intent or content of this Agreement.

11.8	Waiver of Breach. No assent or waiver express or implied, of any breach of any one or more of the covenants, conditions or provisions hereof shall be deemed or taken to be a waiver of any other covenant, condition or provision hereof or a waiver of any subsequent breach of the same covenant, condition or provision hereof. The subsequent acceptance by a party of performance by the other shall not be deemed to be a waiver of any preceding breach of any term, covenant or condition of this Agreement other than the failure to perform the particular duties so accepted, regardless of knowledge of such preceding breach at the time of acceptance of such performance.

11.9	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York applicable to contracts to be performed solely within the State.

11.10	Severability. The provisions of this Agreement are severable, and, if any provision of this Agreement is held to be invalid, illegal or otherwise unenforceable, in whole or in part, in any jurisdiction, said provision or part thereof shall, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

11.11

Modifications, Amendments and Waivers. At any time prior to termination of this Agreement, the parties hereto may, by written agreement signed by the parties: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive compliance with any of the covenants contained in this

Agreement; and (c) amend or supplement any of the provisions of this Agreement. Notwithstanding the foregoing, the parties acknowledge that, in light of the regulated nature of CarePlus’ business, this Agreement and the Provider Manual shall be amended, on reasonable notice, as required by appropriate state or federal regulatory agencies. The parties hereto further acknowledge that any material amendments of this Agreement shall require the prior approval of the Commissioner of the New York State Department of Health. Notice to or consent of Enrollees shall not be required to effect modifications or amendments to, or waivers of, this Agreement.

The parties hereto agree that any changes to this Agreement by the NYSDOH will be incorporated by reference into this Agreement. Moreover, the parties hereto agree to terminate this Agreement at the direction of the NYSDOH effective 60 days subsequent to notice, subject to Public Health Law §4403(6)(e).

11.12	Entire Agreement. This Agreement and the Exhibits hereto contain the entire Agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings relating thereto.

11.13	Arbitration. As of the date of this Agreement, the parties hereto have made no provisions for the resolution of disputes through arbitration, and, at the present time, the parties do not contemplate submitting any such disputes to arbitration. In the event that a dispute arising from this Agreement is submitted to arbitration, the parties hereto agree to notify the Commissioner of the New York State Department of Health (the “Commissioner”) of the issues submitted to such arbitration and any decisions rendered pursuant to such arbitration. The parties further acknowledge that the Commissioner shall not be bound by any decision rendered pursuant to any arbitration hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CAREPLUS, LLC		INNOVATIVE COMPANIES, INC.

By:	/s/ KARIN AJMANI	By:	/s/ Illegible
	Karin Ajmani, CEO		Illegible
President

Date: April 19, 2004		Date: April 19, 2004

EXHIBIT “A”

Pharmacy Benefit

Management Reports

RAW DATA UTILIZATION AND COST REPORT (monthly)

CLAIMS ITEMIZATION REPORT (biweekly) - prescription claims activity for each member during each two-week billing period.

UNAUTHORIZED UTILIZATION REPORT (biweekly) - rejected claims and reason for rejection for each two-week billing period.

CLAIMS SUMMARY REPORT (monthly) - cardholder claims activity for the current report period providing breakdown by cardholder, spouse, dependents and total.

PROVIDER UTILIZATION REPORT (quarterly) - drug utilization and related cost data for the previous three-month cycle sorted by therapeutic class.

CLAIMS COST ANALYSIS (monthly) - the single most important report in the system providing detailed cost and utilization data to assist in fiscal management. It provides monthly comparisons of relational data and rolling averages for a six-month time period.

REJECTED CLAIMS REPORT (monthly) - rejected claims activity — reasons for, how many and how much - for the current report period.

INCURRED CLAIMS REPORT (monthly) - monthly record of history and current claims activity that, by extrapolation of data, can provide for projection of incurred liabilities.

GENERIC UTILIZATION REPORT (monthly) - a cumulative record, by month and year, of generic utilization showing extent of generic substitution, cost savings, and unrealized potential.

PHYSICIAN UTILIZATION REPORT (monthly) - physician activity for the current report period detailing number of prescriptions, total cost, average prescription cost, and generic prescribing data.

MANUFACTURER REBATE REPORT (quarterly, on demand) - summary of drug purchases for the previous quarter, by therapeutic class and manufacturer, to be used in claiming manufacturer rebates.

CARDHOLDER UTILIZATION REVIEW (monthly, on demand) - part of a three-part series to aid in identifying potential cardholder abuse. This report details circumstances of purchases that tend to be indicative of abuse - multiple pharmacies, multiple physicians, excessive use of drugs of abuse, etc.

CARDHOLDER UTILIZATION SUMMARY (monthly, on demand) - the second report in the cardholder abuse series. Through the use of weighted point scales, this report analyzes the information from the first report to more specifically identify potentially abusive cardholders.

CARDHOLDER AUDIT REPORT (monthly, on demand) - the last report in the cardholder audit series which details drug purchases of plan subscribers who exceed a pre-determined abusive point total. This report provides supporting data for case review.

CARDHOLDER DRUG PROFILE (quarterly, on demand) - a graphic presentation of cardholder drug usage that can help spot both abuse and non-compliance.

PHARMACY UTILIZATION REVIEW (quarterly, on demand) - summarizes claims activity for the indicated report period for each provider, with special emphasis on generic substitution. This report helps identify providers which show significant deviations from norms.

PHARMACY AUDIT REPORT (on demand) - a random, detailed claims report for a specific pharmacy. This report provides a rapid audit review of a potential/suspected problem provider.

PHYSICIAN UTILIZATION REVIEW (quarterly, on demand) - summarizes individual physician prescribing activity for the indicated report period with further breakdown by therapeutic class and drugs dispensed within each class.

CARDHOLDER/PHYSICIAN PROFILE (on demand) - details relationship between individual cardholder and prescribing physicians showing history of activity and drugs dispensed by their therapeutic classes for any requested time period.

EXHIBIT B

ADMINISTRATIVE SERVICES FEES

Pharmacy Administrative Services	Services Available

	Pricing Per Paid Claim

	Estimated Monthly Claims Volume

	Less Than 6,500	6,500 to 12,499	12,500 to 24,999	25,000 to 75,000	75,000 to 149,999	150,000 up
I. Administration*
Base Claims Processing	$.312	$.2808	$.26	$.1976	$.1976	$.1664
Pharmacy Help Desk	$.0416	$.0416	$.0312	$.0312	$.0208	$.0208
Member Help Desk	Services to be assumed by CarePlus Health Plan
DUR	$.0416	$.0416	$.0312	$.0312	$.0312	$.0312
Data Management Formulary Fee	$.0416	$.0416	$.0208	$.0208	$.0104	$.0104
Online Clearinghouse Fee	assumed to be built into the network contract and paid by the pharmacy provider
Total Admin	$.4368	$.4056	$.3432	$.2808	$.26	$.2288
II. Cash Management	$.832 per check cut
III. Rebates/ Formulary/ Consulting/ Analysis
Standard Formulary**	$.0936	$.0936	$.0936	$.0936	$.0832	$.0728
Custom Formulary***	$.1872	$.1872	$.1768	$.1768	$.1664	$.1664

Pharmacy Administrative Services	Selected Services for CarePlus

	Pricing Per Paid Claim

	Estimated Monthly Claims Volume

	Less Than 6,500	6,500 to 12,499	12,500 to 24,999	25,000 to 75,000	75,000 to 149,999	150,000 up
I. Administration*
Base Claims Processing	$.312	$.2808	$.26	$.1976	$.1976	$.1664
Pharmacy Help Desk	$.0416	$.0416	$.0312	$.0312	$.0208	$.0208
DUR	$.0416	$.0416	$.0312	$.0312	$.0312	$.0312
Data Management Formulary Fee	$.0416	$.0416	$.0208	$.0208	$.0104	$.0104
Online Clearinghouse Fee	assumed to be built into the network contract and paid by the pharmacy provider
Total Admin	$.4368	$.4056	$.3432	$.2808	$.26	$.2288
II. Cash Management	$.832 per check cut
III. Rebates/ Formulary/ Consulting/ Analysis
Standard Formulary**	$.0936	$.0936	$.0936	$.0936	$.0832	$.0728
Total CarePlus Fee Per Claim	$0.5304	$.4992	$.4368	$.3744	$.3432	$.3016

*	A minimum $1,040 monthly fee applies if actual costs are under this monthly minimum

*	Add admin fee when deductible maximum benefit design administration is required depending on monthly paid claims ($.0624 less than 12,500, $.052 for 12,500 to 24,999, $.0416 for 25,000 to 75,000 and $.0208 for greater than 75,000) Not applicable to CarePlus lines of business.

*	Administrative fees can be unbundled to meet the client’s capabilities

*	These admin services include a full range of administrative functions:

•	Services Included in base processing fee include:

•	Online adjudication / Custom Reporting /Manual adjustments to claim /Universal paper claims entered /Ad hoc report request (unless excessive man hours required) / VPN connectivity

•	Processing of all claims associated with the program;

•	Aggregation and warehousing of the data for DUR and reporting purposes;

•	Transferring data to client for integration with medical data,

•	DUR online edits through First DataBank software (drug interactions, duplicate therapy, dose checks, drug to disease monitoring)

•	Standard and routine reporting of all claims based upon your needs;

•	Data formatted to comply with standard requirements for rebating purposes;

•	Remote access on location at client to the PDM data warehouse;

•	Pharmacy and member customer service support through PDM.

**	Services included in the Standard Formulary fee include:

•	Selection of standard formulary from 3 standard options

•	Rebate administration and manufacturer invoicing

•	Quarterly high utilizer utilization review and communication with attending physician (5 patients per quarter)

•	Annual benefit analysis

•	Ad hoc requests and analysis

•	Routine industry monitoring on emerging trends (general and product specific) with recommendations

***	Services included in the Custom Formulary fee include:

•	Custom Formulary program development for CarePlus HealthPlan

•	Set-up of unique formulary on the system

•	Formulary reconciliation

•	Special contracting arrangements with pharmacy manufacturers

•	Rebate administration and manufacturer invoicing

•	Quarterly high utilizer utilization review and communication with attending physician (5 patients per quarter)

•	Annual benefit analysis

•	Ad hoc requests and analysis

•	Routine industry monitoring on emerging trends (general and product specific) with recommendations